EXHIBIT 99.1

PRESS RELEASE DATED AUGUST 18, 2004

FOR IMMEDIATE RELEASE

AESP, INC. TO BE DELISTED FROM THE NASDAQ SMALL-CAP MARKET; WILL TRADE ON THE OVER THE COUNTER
BULLETIN BOARD (OTCBB)

Miami, Florida, August 18, 2004 — AESP, Inc. (NASDAQ: AESP) today announced today that its common stock will be delisted from The Nasdaq SmallCap Market as of the opening of business on Thursday, August 19, 2004. AESP’s common stock will be immediately eligible to trade on the Over the Counter Bulletin Board (OTCBB) effective with the opening of business on August 19, 2004. The Company expects that its quotation symbol on the OTCBB will continue to be “AESP.”

The Company had previously announced that it had received a letter from the Nasdaq Listing Qualifications Staff notifying the Company that based upon the Staff’s review, the Company’s common stock would be delisted on June 4, 2004. The Company had appealed the decision of the staff, thereby staying the delisting decision, and a hearing was held with respect to the Company’s appeal on July 8, 2004 before a Nasdaq Listing Qualifications Panel. On August 17, 2004, the Company received a notice from Nasdaq advising it that the Listing Qualifications Panel had rejected the Company’s appeal and determined to delist the Company’s securities from the Nasdaq SmallCap Market effective Thursday, August 19, 2004.

The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for over 3,300 securities. OTCBB securities are traded by a community of market makers that enter quotes and trade reports through a computer network. Additional information regarding the OTCBB can be found at http://www.otcbb.com/. Investors should contact their broker for more information about executing trades in AESP’s common stock on the OTCBB.

AESP, Inc. designs, manufactures, markets and distributes network connectivity products under the brand name Signamax as well as customized solutions for original equipment manufacturers worldwide. For additional Company information, visit our websites, www.aesp.com, www.Signamax.com and www.Signamax.de.

Safe Harbor Disclosure under the 1995 Securities Litigation Reform Act.

This news release contains forward-looking statements, which involve risks and uncertainties. The Company’s actual future results could differ materially from the results anticipated herein. For information regarding factors that could impact the Company’s future performance, see the Company’s future filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for 2003 and its Quarterly Report on Form 10Q for the quarter ended March 31, 2004.

Signamax is a trademark of AESP, Inc. in the United States and/or other countries.

For further information, please contact:	AESP, Inc.
Slav Stein, President & CEO	1810 NE 144 Street
Roman Briskin, Executive Vice President	North Miami, Florida 33181
John F. Wilkens, Chief Financial Officer	(305) 944-7710